CHINA HEALTH HOLDING, INC.
                              (NASDAQ OTCBB: CHHH)

                              CORPORATE DEVELOPMENT
                          CONSULTING SERVICES AGREEMENT


THIS AGREEMENT is made as of the 9th day of Febuary, 2007.

BETWEEN: CHINA HEALTH HOLDING INC., (or its Nominee) a company incorporated in Nevada USA, having Business Address at 101 Convention Center Drive, Suite 700, Las Vegas, NV 89107-2001 USA, and a Canada/Mailing Address at Park Place # 600 - 666 Burrard St., Vancouver, B.C. Canada, V6C 2X8

                   (Hereinafter called "CHHH ( OTCBB NASDAQ)")

                                                               OF THE FIRST PART

AND:      Dr. Fan, Zheng-Lun,  having an office for business located at Beijing,
          P. R. China


                      (Hereinafter called the "Consultant")


                                                              OF THE SECOND PART

WHEREAS:

A. CHHH (OTCBB NASDAQ) wishes to retain the Consultant to provide global corporate development consulting services to CHHH ( OTCBB NASDAQ) in China and worldwide.


NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants and agreements herein contained the THE THE DIRECTOR hereto agree as follows:


1.   RETENTION OF THE CONSULTANT
     ---------------------------

     CHHH ( OTCBB NASDAQ) hereby retains the Consultant to provide global corporate management development consulting services to CHHH ( OTCBB NASDAQ) in China and worldwide as may from time to time be required with respect to CHHH ( OTCBB NASDAQ), and as more particularly described as Schedule A hereto.

1.1 The Consultant agrees to devote sufficient energy and services, time, performance and results as may be necessary and to employ his best efforts to faithfully and industriously perform the services as described in Schedule A hereto.

2.   LIMITATIONS ON ACTIVITIES
     -------------------------

2.1 The Consultant recognizes and agrees that securities laws, regulations and policies in the U.S. Canada, PR China and elsewhere limits the allowable scope of management activities and prohibit certain activities. Notwithstanding any other provision of this agreement, the Consultant agrees that he will not engage in any activity in contravention of the law, regulation or policy of any body having jurisdiction in any other jurisdiction in which it conducts marketing and promotional activities on behalf of CHHH ( OTCBB NASDAQ).

3.   TERM
     -----

3.1 The term of this agreement shall commence on February 9, 2007 and shall continue for two (2) years, terminating on Febuary 8, 2009, with an initial review after six (6) months and annual reviews, at which times this agreement may be revised and adjusted for any reason, or the duties, time commitments and compensation may be adjusted and revised by mutual consent. Either party may terminate this agreement with one (1) month in advance notice with or without reason.

4.   COMPENSATION
     ------------

4.1. Common Stock - As compensation for the services hereunder, CHHH ( OTCBB NASDAQ) agrees to issue to the Consultant an aggregate of 500,000 shares of its common stock pursuant to Section 4(2) of the Securities Act of 1933, as amended.


4.2 Warrants - CHHH (OTCBB NASDAQ) hereby agrees to issue to the Consultant a warrant to purchase 1,000,000 shares of common stock of the Company, which shall be exercisable at a price of $0.20 and which shall be exercisable until February 8, 2012; or, thirty (30) days after the termination of this Agreement.

4.   CONFIDENTIALITY
     ----------------

4.1. The Consultant agrees to keep confidential any information not otherwise readily available from public sources which it obtains from CHHH ( OTCBB NASDAQ). Upon termination of this agreement, the Consultant shall return to CHHH ( OTCBB NASDAQ) all data, information and other written material regarding CHHH ( OTCBB NASDAQ) obtained by the Consultant from the Company in connection with the performance of its services hereunder.


6.   NONCOMPETION and NONSOLICITATION
     --------------------------------

6.1 Consultant recognizes that the services to be performed by him pursuant to this Agreement are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Company's goodwill that Consultant agree, and accordingly, Consultant does hereby agree and covenant (the "Covenant Not to Compete"), that Consultant will not, directly or indirectly, except for the benefit of the Company:

        (i) become an officer, director, more than 2% stockholder, partner, associate, employee, owner, proprietor, agent, creditor, independent contractor, co-venturer or otherwise, or be interested in or associated with any other corporation, firm or business engaged in the same or any similar business competitive with that of the Company (including the Company's present and future subsidiaries and affiliates) as such business shall exist on the day hereof and during the term of this agreement; or

        (ii) solicit, cause or authorize, directly or indirectly, to be solicited for or on behalf of himself or third parties from parties who were customers of the Company (including the Company's present and future subsidiaries and affiliates) at any time during the term of this Agreement, any business similar to the business transacted by the Company with such customer; or

        (iii) accept or cause or authorize, directly or indirectly, to be accepted for or on behalf of himself or third parties, business from any such customers of the Company (including the Company's present and future subsidiaries and affiliates) that is similar to the business transacted by the Company with such customer; or

        (iv) solicit, or cause or authorize, directly or indirectly, to be solicited for employment for or on behalf of himself or third parties, any persons who were at any time during the term hereunder, employees of the Company (including the Company's present and future subsidiaries and affiliates) (except for general solicitations made to the public at large); or

        (v) employ or cause or authorize, directly or indirectly, to be employed for or on behalf of himself or third parties, any such employees of the Company (including the Company's present and future subsidiaries and affiliates); or

        (vi) use the tradenames, trademarks, or trade dress of any of the products of the Company (including the Company's present and future subsidiaries and affiliates); or any substantially similar tradename, trademark or trade dress likely to cause, or having the effect of causing, confusion in the minds of manufacturers, customers, suppliers and retail outlets and the public generally.


7.   INDEMINITY
     -----------

The Consultant agrees to indemnify and hold harmless CHHH: OTCBB NASDAQ, its officers, directors, shareholders, agents and representatives against and from, and shall compensate and reimburse CHHH: OTCBB NASDAQ and its officers, directors, shareholders, agents and representatives for, any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claims arising directly or indirectly our of resulting directly or indirectly from any breach of this Agreement.

8.   NOTICE
     -------

Any notice or other communication or instrument required or permitted to be given or delivered hereunder shall be in writing and shall be well and sufficiently given or delivered if enclosed in a sealed envelope and addressed to the party to receive same at its address as set forth on the first page of this agreement, and in each case delivered personally or mailed by registered mail.

Any notice so given or delivered shall be conclusively deemed to have been given when delivered, if delivered personally, or 72 hours following the mailing of same, if mailed by registered mail.


9.   RESPONSIBILITIES OF CHHH ( OTCBB NASDAQ)
     ---------------------------------------

     a. CHHH (OTCBB NASDAQ) will provide the Consultant with CHHH ( OTCBB NASDAQ) corporate information and materials as request and required for the proper promotion.

     b. CHHH ( OTCBB NASDAQ) agrees to broadcast major material events regarding CHHH ( OTCBB NASDAQ) over the news wire in addition to normal disclosure requirements.

     c. CHHH ( OTCBB NASDAQ) agrees to provide appropriate corporate background material to "Material Events" at the same time as the events are made public. The background to these events may be delivered in the form of a briefing.

10.  GENERAL
     --------

     a. This agreement may only be amended in writing duly executed by the parities hereto.

     b. Wherever possible, each provision in this agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision shall be prohibited by or be invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this agreement.

     c.   Time shall be of the essence of this agreement.

     d. This agreement shall be deemed to be made in the State of Nevada, USA, and shall be construed in accordance with and governed by the laws of said Province.

     e. This agreement shall endure to the benefit of and be binding upon the THE DIRECTOR to this agreement and their respective heirs, executors, administrators, successors, and assigns.

IN WITNESS WHEREOF the THE DIRECTOR hereto has caused these presents to be duly executed as of the day and year first above written.


The Common Seal of                                        )
CHINA HEALTH HOLDING INC.                                 )
Was hereunto affixed in the                               )
presence of:
                                                          )
                                                          c/s




/s/ Julianna Lu____________, Julianna   Lu, the CEO and Chairman/Director



                                                          )
/s/ Xiao Fei Yu___________, XiaoFei Yu, Director



CHINA HEALTH HOLDING INC.
Date: Feb.9th, 2007
-------------------------                                 )

                                                          )

                                                          )
                                                          )
The Common Seal of


Dr. Fan, Zheng-Lun                                        )
was hereunto affixed in the                               )
presence of:
                                                          )
                                                          c/s

Dr. Fan, Zheng-lun
Signatory:

                                                          )

                                                          )
/s/ Dr. Zheng-Lun Fan
----------------------
Date: Febuary 9th 2007

                                   SCHEDULE A


THE DIRECTOR agrees to provide the following management services, subject to the specific terms of the agreement to which this Schedule is attached:

CORPORATE DEVELOPMENT CONSULTING SERFVICES IN NEXT 2 YEARS -

1. THE DIRECTORS will try its best efforts to provide the Company with further THE DIRECTOR'S CORPORATE DEVELOPMENT services related to the Company for further Company's GLOBAL DEVELOPMENT/STRATEGIC PLANNING AND GLOBAL
     STRATEGIC PARTNERSHIPS/BUSINESS DEVELOPMENT/PARTNERSHIPS IN CHINA. EXECUTIVE agrees to provide the following management services, subject to the specific terms of the agreement to which this Schedule is attached:

2. PR CHINA PHARMACEUTICAL ACQUISITIONS TARGET/DEALS - The Director agrees to try his best to assist CHHH (OTCBB NASDAQ) to identify for targeted PR China Pharmaceutical Acquisitions Companies and Projects (with quality Assets, Revenue and GMP Facilities and Drugs Pipeline) and assist to close and completion for targeted Acquisitions deals as following: Legal Financial "Due Diligent" processing and further close and completion for CHHH's PR China Acquisitions Deals. The Director agrees to assist CHHH
     (OTCBB NASD) for further completion and closing for the total targeted acquisitions deals for CHHH (OTCBB NASDAQ) with PR China Major pharmaceutical companies/projects in next 12 to 24 months with approximately: a total of 100 millions USD assets and a total of 100 millions USD as annual gross sales and a total 10 to 15 millions USD as annual net income.